Exhibit 99.1
news release
QLT ANNOUNCES JURY DECISION ON TRIAL OF MASSACHUSETTS EYE AND EAR INFIRMARY LITIGATION
November 6, 2006
For Immediate Release
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that a federal jury hearing claims brought against QLT by Massachusetts Eye and Ear Infirmary (“MEEI”) has found QLT liable under Massachusetts state law for unjust enrichment and unfair trade practices and determined that QLT should pay to MEEI a royalty of 3.01% on net sales of Visudyne worldwide. It remains for the court to determine whether this relates to future sales or past and future sales of Visudyne. From the time Visudyne was launched in 2000 to September 30, 2006, net sales of Visudyne have totaled approximately US$2.2 billion worldwide. The jury determined that the unfair trade practices were not committed knowingly or willfully and therefore declined to award enhanced damages. Any award may include interest at court imposed rates and MEEI’s attorneys’ fees. QLT expects to present post-trial motions addressing the effect of the jury’s verdict and to continue to vigorously pursue the defense of this case. It is uncertain when final judgment will be entered. QLT will be discussing the jury verdict with Massachusetts General Hospital (“MGH”) and Novartis Ophthalmics.
Background on ‘349 patent and lawsuit
The ‘349 Patent claims certain inventions relating to the use of verteporfin as the photoactive agent in the treatment of certain eye diseases including Age Related Macular Degeneration (“AMD”). The ‘349 Patent was issued on August 25, 1998, to QLT, MEEI and MGH as co-owners.
In April 2000, MEEI filed a civil suit against QLT in the United States District Court for the District of Massachusetts seeking to establish exclusive rights for MEEI as the owner of certain inventions related to the use of verteporfin (the active pharmaceutical ingredient in Visudyne®) as the photoactive agent in the treatment of certain eye diseases including AMD and claiming unspecified damages. In 2002, QLT moved for summary judgment against MEEI on all eight counts of MEEI’s complaint. The Court granted QLT’s motion dismissing all of MEEI’s claims. MEEI appealed the decision of the Court to the United States Court of Appeals for the First Circuit. In a decision dated June 15, 2005, the Court of Appeals upheld the dismissal of five of MEEI’s eight claims and remanded to the district court for further proceedings concerning three of MEEI’s claims (unjust enrichment, unfair trade practices and misappropriation of trade secrets). It is these three claims that were the subject of the trial which began on October 16, 2006 and just concluded. During the course of the trial, the District Court directed a verdict in favor of QLT on MEEI’s claim for misappropriation of trade secrets.

About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by QLT’s use of words such as, “expects”, “plans”, “estimates” “intends”, “believes” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the ultimate outcome of the litigation against QLT is uncertain, final judgment has not been entered by the trial judge and other factors as described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. The final outcome of the MEEI litigation is not presently determinable and there can be no assurance that the matters will finally be resolved in our favor. If the final judgment in the MEEI trial or any appeal from that judgment is not resolved favorably, QLT could be liable for the full amount of the damages, which amount is substantial and could have a material adverse impact on our financial condition. In addition, in the event that the trial judge upholds the jury’s findings, QLT would be required to post a bond or security for the amount of the damages pending any appeal of this decision and would not have access to those funds unless and until the appeal is resolved in QLT’s favor. All forward-looking statements in this press release are made as of today, based upon information known to QLT as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.